EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Annual Report on Form 10-K/A of Marani Brands, Inc. and Subsidiaries for the years ended June 30,  2009 and 2008 of our report dated October 12, 2009 relating to the financial statements for the two years ended June 30, 2009 listed in the accompanying index.

/s/Gruber & Company, LLC

Gruber & Company, LLC
Lake Saint Louis, Missouri
August 30, 2010